Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3 Nos 333-         and 333-        -01) and related Prospectus of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. for the registration of common stock, preferred stock depositary shares, warrants, debt securities and guarantees of debt securities and to the incorporation by reference therein of our reports dated February 23, 2017, with respect to the consolidated financial statements and schedules of Dupont Fabros Technology, Inc. and DuPont Fabros Technology, L.P. included in the Current Report on Form 8-K of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. dated July 10, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst and Young LLP

Tysons, Virginia

July 27, 2017